EXHIBIT 10.2

REVOLVING CREDIT NOTE

$90,000,000.00	December 29, 2008

FOR VALUE RECEIVED, CUBIST PHARMACEUTICALS, INC., a Delaware corporation with an address of 65 Hayden Avenue, Lexington, Massachusetts 02421 (the “Borrower”) promises to pay to the order of

RBS CITIZENS, NATIONAL ASSOCIATION

(together with its successors and assigns, the “Bank”)

at 28 State Street, Boston, Massachusetts 02109, or at such other place as the holder of this Note may from time to time designate in writing, the principal sum of Ninety Million and 00/100 ($90,000,000.00) Dollars, or, if less, the aggregate of all funds advanced to the Borrower by the Bank under the Loan and Security Agreement of even date herewith between the Bank and the Borrower (as it may be amended, modified, substituted or replaced, the “Loan Agreement”) with interest only payable on the applicable Interest Payment Date on the unpaid outstanding principal balance of the loans made under the Loan Agreement in arrears at the rate hereinafter provided until paid in full, commencing on March 31, 2009 and on the last day of each succeeding third month thereafter (except as expressly provided in Rider A attached hereto, entitled “RBS Citizens Standard LIBOR Provisions” with regard to certain LIBOR Rate Loans, as defined in Rider A), with the entire unpaid balance of principal and interest due within 3 Business Days of DEMAND (the “Maturity Date”).  Any capitalized term used herein without definition shall have the definition assigned to such term in the Loan Agreement and Rider A.

Until an Event of Default or the Maturity Date, the Borrower may borrow, repay and reborrow under this Note.

Borrower shall have the option of electing between the Floating Rate Option and the LIBOR Loan Option (as those terms are defined below).  Thereafter, by notice given to the Bank on or before the Interest Payment Date, Borrower shall have the option of changing the interest rate option previously selected.  Interest shall be determined in all instances based upon a 360 day year and actual day months.

1.             PRIME RATE OPTION.  Advances made under the Prime Rate loan option (the “Floating Rate Option”), shall accrue interest on the unpaid outstanding principal balance due hereunder at the floating rate equal to the Prime Rate (as such terms are defined in Rider A).

2.             LIBOR LOAN OPTION.  During such periods of time as the Borrower shall have elected the London Inter Bank Offered Rate option (“LIBOR Loan Option”), interest shall accrue at a fixed rate of interest for each Interest Period equal to the LIBOR Rate (for such Interest Period) plus the LIBOR Rate Margin (as such terms are defined in Rider A )

During an Event of Default or after the Maturity Date, interest on any and all outstanding principal balances due to the Bank shall, at the Bank’s sole discretion (and without prior notice to the Borrower), accrue and be payable at two (2.0%) percent above the interest rate which would otherwise be in effect (the “Default Rate”).

All LIBOR Rate Loans shall be subject to and further governed by the terms and conditions set forth in Rider A.  In the event of a conflict between the terms hereof and Rider A, Rider A shall control.

In the event that the LIBOR Rate cannot be determined pursuant to the provisions of Rider A for any reason, all outstanding  loans made by Bank to Borrower under the Loan Agreement shall accrue interest at a variable per annum rate equal to the Prime Rate (as that term is defined in Rider A).

This Note evidences borrowings under, and is entitled to the benefits of, and is subject to the provisions of, the Loan Agreement, which is incorporated herein by reference and which sets forth further terms and conditions (each an “Event of Default”) upon which the entire unpaid principal hereof and all interest hereon may become due and payable prior to the Maturity Date and generally as to further rights of the Bank and duties of the Borrower with respect hereto.  Upon (i) the Maturity Date, or (ii) at the option of the Bank, during any Event of Default, all advances outstanding hereunder, together with accrued interest thereon, shall upon written notice become immediately due and payable and any obligation of the Bank to make advances hereunder or under the Loan Agreement shall terminate without further demand or notice of any kind.  Failure to make demand upon the occurrence of an Event of Default shall not constitute a waiver of the right to make demand in the event of any subsequent Event of Default

Principal amounts, or any part thereof, outstanding under this Note may be prepaid at any time without penalty or premium.

The Borrower represents to the Bank that the proceeds of this Note will not be used for personal, family or household purposes or for the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224, as amended or replaced.

After an Event of Default, while such Event of Default is continuing, or on the Maturity Date, the Bank may apply or set off the  pledged Collateral .  The rights afforded under this Paragraph are cumulative to, and not exclusive of, any other right that the Bank has with respect to such Collateral  or applicable principles of law.  The Bank shall have no duty to take steps to preserve rights against prior parties as to the Collateral.

Except as expressly provided herein, the Borrower waives presentment, demand, notice, protest, and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default or enforcement of this Note, assents to any and all extensions or postponements of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral and/or to the addition or release of any other party or person primarily or secondarily liable, generally waives all suretyship defenses and defenses in the nature thereof, and agrees to be bound by all the terms and conditions contained in this Note, the Loan Agreement and in any other loan document executed in connection herewith, and in all other instruments now or hereafter executed evidencing or governing all or any portion of the Collateral.

The Borrower will pay all costs and expenses of collection, including reasonable attorneys’ fees actually incurred or paid by the Bank in enforcing this Note or the obligations hereby evidenced, to the extent permitted by law.

During an Event of Default, the Borrower shall indemnify, defend and hold the Bank harmless against any claim brought or threatened against the Bank by any third party  (as well as from reasonable attorney’s fees and expenses incurred by Bank in connection therewith) on account of the Bank’s relationship with the Borrower concerning the loan evidenced in part by this Note or other documents related to the loan evidenced hereby, each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank’s selection, but at the expense of the Borrower.  The Borrower shall not be required to so indemnify the Bank against the Bank’s gross negligence and/or misconduct or for any claims brought by the Borrower against the Bank in which a final judgment is rendered in favor of the Borrower.

No delay or omission of the Bank in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy.  Acceptance by the Bank of any payment after acceleration shall not be deemed a waiver of such acceleration.  A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion.

Time is of the essence of this Note.

If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Note, and the other provisions of this Note shall remain in full force and effect, and shall be construed in favor of Bank.  Subject to the foregoing provisions of this paragraph, it is the express intention of Borrower and Bank to conform strictly to any applicable usury laws.  Accordingly, all agreements between Borrower and Bank, whether now existing or hereafter arising, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid or agreed to be paid to Bank for the use, forbearance or detention of the money loaned pursuant hereto or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document executed in connection herewith, exceed the maximum amount permissible under applicable law.  If, from any circumstance or contingency whatsoever, fulfillment of any provision hereof or of any other document executed in connection herewith, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance or contingency Bank shall ever receive as interest or otherwise an amount which would exceed the maximum rate of interest permitted by applicable law, the amount of such excess shall be applied as of the date received by Bank to a reduction of the indebtedness evidenced by this Note, and not to the payment of interest (and in such event the proper amount of interest payable shall be re-determined accordingly), and if such excessive interest exceeds such indebtedness, the amount of such excessive interest shall be refunded to Borrower together with any overpaid interest resulting from such re-determination.

This Note evidences a revolving line of credit.  Advances under this Note may be requested orally by Borrower or as provided in this paragraph.  Bank may, but need not, require that all oral requests be confirmed in writing.  All communications, instructions, or directions by telephone or otherwise to Bank are to be directed to Bank’s office shown above.  Borrower agrees to be liable for all sums either; (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of Borrower’s accounts with Bank.  The unpaid balance owing on this Note at any time may be evidenced by endorsements on this Note or by Bank’s internal records, including daily computer printouts.  Bank will have no obligation to advance funds under this Note if:  (a) Borrower is in default under the terms of this Note or the Loan Agreement ; (b) Borrower ceases doing business or is insolvent; (c) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Bank; or (d) Bank in good faith deems itself to be undersecured under this Note or the Loan Agreement.

After the end of each monthly billing cycle, or other billing cycle from time to time determined by the Bank, the Bank will render to the Borrower a statement of Borrower’s borrowings from the Bank and obligations to the Bank under this Note and/or loan account(s) established by the Bank with the Borrower evidenced by this Note, showing all applicable loan advances, charges, credits and debits.  Each statement shall be considered correct and to have been accepted by the Borrower and any guarantor and shall be conclusively binding upon the Borrower and any guarantor in respect of all loan advances, charges, debits and credits of whatsoever nature contained therein and the closing balance shown therein, unless the Borrower notifies the Bank in writing sent by email or certified mail return receipt requested to the Bank at the address of the Bank first above mentioned of any discrepancy within thirty (30) days of Borrower’s receipt of the mailing from the Bank to the Borrower of any such monthly or other statement.

All loans and advances made pursuant to the Loan Agreement shall be due and payable upon the expiration or earlier termination of the Loan Agreement.  Bank may delay or forego enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation make or endorser, shall be released from liability.  To the extent permitted by applicable law, all such parties agree that Bank may renew or extend (repeatedly and for any length of time) this Note, or release any party or guarantor or Collateral; or impair, fail to realize upon or perfect Bank’s security interest in the Collateral; and take any other action deemed necessary by Bank without the consent of or notice to anyone.  All such parties also agree that Bank may modify this Note without the consent of or notice to anyone other than the party with whom the modification is made.

EACH OF THE BORROWER AND BANK HEREBY VOLUNTARILY, KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR EQUITY, IN CONNECTION WITH, RELATED TO OR ARISING FROM THIS NOTE, ANY DOCUMENT, INSTRUMENT OR AGREEMENT, EVIDENCING, GOVERNING OR SECURING THIS NOTE, OR UNDER ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS, VERBAL OR WRITTEN OR ANY ACTION BY ANY PARTY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE.  THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  THE BORROWER ACKNOWLEDGES THAT BANK HAS BEEN INDUCED TO ENTER INTO BANK’S LENDING RELATIONSHIP WITH THE BORROWER BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS PARAGRAPH.

This Note shall be deemed delivered to the Bank in Boston, Massachusetts and shall be governed by the laws of The Commonwealth of Massachusetts and shall take effect as a sealed instrument.

WITNESSES:	CUBIST PHARMACEUTICALS, INC.

/s/ Benjamin S. Harshbarger	By:	David W.J. McGirr
Name:	Name: David W.J. McGirr
Title: Senior Vice President, Finance and Chief Financial Officer

RIDER A

RBS CITIZENS STANDARD LIBOR PROVISIONS

1.             Certain Definitions.

“Adjusted LIBOR Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any LIBOR Interest Period, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

“Business Day” means:

any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in The Commonwealth of Massachusetts;

when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Bank under Hedging Contracts.

“Interest Payment Date” means,  relative to any (i) LIBOR Rate Loan having an LIBOR Interest Period of three months or less, the last Business Day of such LIBOR Interest Period, and as to any LIBOR Rate Loan having an LIBOR Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such LIBOR Interest Period and the last day of such LIBOR Interest Period and (ii) Prime Rate Loan, quarterly on the last day of each calendar quarter.

“LIBOR Rate” means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated LIBOR Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period.  If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day.  If for any reason the Bank cannot determine such offered rate by the British Bankers’ Association, the Bank may, in its

discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

“LIBOR Interest Period” means, relative to any LIBOR Rate Loan:

(i)    initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan as provided herein in these Standard LIBOR Provisions and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice; and

(ii)   thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Bank not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

provided, however, that

(a)          at no time may there be more than three (3) LIBOR Interest Periods in effect with respect to the LIBOR Rate Loans;

(b)         LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this agreement shall be of the same duration;

(c)          LIBOR Interest Periods for LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(d)         if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(e)          no LIBOR Interest Period may end later than the termination of this  Note.

“LIBOR Rate Loan” means any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

“LIBOR Rate Margin” means one-half (0.50%) percent.

“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in

Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

“London Banking Day” means a day on which dealings in US dollars deposits are transacted in the London interbank market.

“Prime Rate” shall mean a rate per annum equal to the rate of interest announced by Bank in Boston, Massachusetts from time to time as its “Prime Rate.”  Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.  The Borrower acknowledges that the Bank may make loans to its customers above, at or below the Prime Rate.

“Prime Rate Loan” means any loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

2.             Borrowing Procedures.

LIBOR Loan Request.  By delivering a borrowing request to the Bank on or before  12:00 Noon Boston, Massachusetts [Note: this is what is in the Loan Agreement] time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of $1,000,000.00 and integral multiples of $1,000,000.00, with a LIBOR Interest Period of one, two, three or six months.  On the terms and subject to the conditions of this Note, each LIBOR Rate Loan shall be made available to the Borrower no later than 12:00 Noon Boston, Massachusetts time on the first day of the applicable LIBOR Interest Period by deposit to the account of the Borrower as shall have been specified in its borrowing request.

Continuation and Conversion Elections.  By delivering a conversion notice to the Bank on or before 12:00 Noon., Boston, Massachusetts  time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all or any portion of (i) any Prime Rate Loan in an aggregate minimum amount and integral multiples of $1,000,000.00, be converted into a LIBOR Rate Loan, (ii) ) any LIBOR Rate Loan, in an aggregate minimum amount of $1,000,000.00 and integral multiples of $1,000,000.00, be converted on the last day of a LIBOR Interest Period into a Prime Rate Loan or (iii) any LIBOR Rate Loan, in an aggregate minimum amount of $1,000,000.00 and integral multiples of $1,000,000.00, be converted on the last day of a LIBOR Interest Period into a LIBOR Rate Loan with a different LIBOR Interest Period; provided, however, that no portion of the outstanding principal amount of any Prime Rate Loan or LIBOR Rate Loan may be converted to, or be continued as, a LIBOR Rate Loan when any Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loan may be converted to LIBOR Rate Loan of a different duration if such LIBOR Rate Loan relates to any Hedging Obligation.  In the absence of delivery of a conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current LIBOR Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically continue as a LIBOR Rate Loan with the same LIBOR Interest Period.

3.             Repayments, Prepayments and Interest.

Repayments Continuations and Conversions.  LIBOR Rate Loans shall mature and become payable in full on the last day of the LIBOR Interest Period relating to such LIBOR Rate Loan.  Upon maturity, a LIBOR Rate Loan may be continued for an additional LIBOR Interest Period or may be converted to a Prime Rate Loan.

Voluntary Prepayment of LIBOR Rate Loans.  LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein.  For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts.   The Borrower shall give the Bank, no later than 12:00 Noon Boston, Massachusetts time, at least two (2) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid.  Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $1,000,000.00 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

LIBOR Breakage Fee.  Upon: (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrower’s delivery of a borrowing request or continuation/conversion notice hereunder or (ii) any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount (“LIBOR Breakage Fee”), as customarily calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Bank may sustain as a result of such default or payment.  The Borrower understands, agrees and acknowledges that: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Bank.  Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

Interest Provisions.  Interest on the outstanding principal amount of each loan, when classified as a: (i) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the LIBOR Rate Margin, and be due and payable on each Interest Payment Date and on the Maturity Date, and (ii) Prime Rate Loan, shall accrue at a rate per annum equal to the  Prime Rate, and be due and payable on each Interest Payment Date and on the Maturity Date.

4.             Miscellaneous LIBOR Rate Loan Terms.

LIBOR Rate Lending Unlawful.  If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline after the date hereof, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

Unavailability of LIBOR Rate.  In the event that Borrower shall have requested a LIBOR Rate Loan in accordance with the terms of this Note and the Bank, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Bank in the London interbank market; or by reason of circumstances affecting the Bank in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Bank’s cost of funding loans; upon notice from the Bank to the Borrower, the obligations of the Bank hereunder to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

Increased Costs.  If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans; or (b) shall impose on the Bank any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

Increased Capital Costs.  If after the date hereof, Bank determines that (i) the adoption of any applicable law, rule, or regulation regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (ii) any change after the date hereof in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (iii) compliance by Bank or its holding company with any request or directive of any such governmental authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Bank’s capital to a level below that which Bank could have achieved (taking into consideration Bank’s and its holding company’s policies with respect to capital adequacy immediately before such adoption, change, or compliance and assuming that Bank’s capital was fully utilized prior to such adoption, change, or compliance) but for such adoption, change, or compliance as a consequence of Bank’s commitment to make advances pursuant hereto by any amount deemed by Bank to be material:

(i)            Bank shall promptly, and in any event within 30 days, after Bank’s determination of such occurrence, give written notice thereof to Borrower; and

(ii)           Borrower shall pay to Bank as an additional fee from time to time, on demand, such amount as Bank certified to be the amount that will compensate Bank for such reduction.  A certificate of Bank claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to Bank, and the method by which such amounts were determined.  In determining such amount, Bank may use any reasonable averaging and attribution method.  Bank shall allocate such cost increase among its customers in good faith and on an equitable basis.

Taxes.  All payments by the Borrower of principal of, and interest on, LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(a)          pay directly to the relevant authority the full amount required to be so withheld or deducted; provided that any such taxes need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if Borrower shall have set aside on its books adequate reserves with respect thereto;

(b)         promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(c)          pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure after taking into account the proviso in clause (a) above..